Exhibit 99.1

Press Release
March 27, 2008	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Offering of Notes

FORT WAYNE, INDIANA, March 27, 2008 –Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that it plans to sell approximately $300 million in aggregate principal amount of debt securities in a transaction exempt from the registration requirements of the Securities Act of 1933, subject to market and other conditions.  Steel Dynamics intends to use the net proceeds from the sale of these debt securities to repay amounts outstanding under its senior secured revolving credit facility and for general corporate purposes.

Steel Dynamics also announced that it is currently negotiating an amendment to its senior secured credit facility pursuant to which it expects to increase existing commitments under the credit facility by approximately $150 to $250 million in the aggregate. Steel Dynamics currently expects to amend the senior secured credit facility in March 2008.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities.  The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward Looking Statements

This press release contains predictive statements about future events. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, including conditions in the financial markets, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com